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                                                                    EXHIBIT 11.2


                         DANIELSON HOLDING CORPORATION
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)
                                  (Unaudited)
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                                                          For the Three Months
                                                            Ended March 31,
                                                           1995         1996
                                                        ------------------------
Primary earnings per share:

Weighted average shares outstanding                          15,360       15,360

Net effect of dilutive stock options based upon the
 treasury stock method using the average market price
 per share                                                      637          625
                                                         -------------  --------

Common and common equivalent shares                          15,997       15,985
                                                         =============  ========

Net income                                                     $613         $557
                                                         =============  ========

Fully diluted earnings per share:

Weighted average shares outstanding                          15,360       15,360

Net effect of dilutive stock options based upon the
 treasury stock method using the closing market price
 per share (only if higher than the average price)              689          653
                                                         -------------  --------

Common and common equivalent shares                          16,049       16,013
                                                         =============  ========

Net income                                                      613          557
                                                         =============  ========

Earnings per share:

Primary earnings per share                                    $0.04        $0.03

Fully diluted earnings per share                              $0.04        $0.03

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